Exhibit 10.2

                                SECOND AMENDMENT

                                       TO

                              EMPLOYMENT AGREEMENT


         WHEREAS, GBI CAPITAL PARTNERS INC. (formerly known as GAINES, BERLAND INC.) (the "Company"), a New York corporation, has entered into an employment agreement (the "Agreement") with DAVID THALHEIM (the "Administrator"), dated August 24, 1999;

         WHEREAS, the Company is a wholly-owned subsidiary of GBI Capital Management Corp. (the "Parent"), a Florida corporation;

         WHEREAS, NEW VALLEY CORPORATION ("New Valley"), a Delaware corporation, Parent and others have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of February 8, 2001, pursuant to which New Valley will acquire beneficial ownership of in excess of 50% of the stock of the Parent (such corporate transaction, the "Acquisition");

         WHEREAS, the Administrator desires to resign from his position effective upon the closing of the Acquisition;

         WHEREAS, Section 13 of the Agreement provides that no modification of or addition to the Agreement or waiver or cancellation of any provision therein shall be valid except by a signed writing;

         NOW THEREFORE, in consideration of the promises and mutual representations, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the termination of the Administrator's employment on the following terms:

         1. The Administrator's employment shall terminate on the closing of the Acquisition ("Closing").

         2. The parties hereto acknowledge that the Administrator has already performed the role and duties required of him in order to facilitate the Acquisition and that no further services need be rendered by the Administrator. Nonetheless, the Administrator shall be entitled to full compensation and benefits under the Agreement until the Closing.


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         3.       For the period commencing October 1, 2000 through the last day of the commission month in which the Closing occurs, the Administrator shall participate in the Annual Incentive Bonus Plan and the Special Performance Incentive Plan on the same basis as he currently participates in such plans on the date hereof. Thereafter, the Administrator shall not participate in the Annual Incentive Bonus Plan and the Special Performance Incentive Plan.

         4. At the Closing, the Administrator shall be issued 10-year fully vested options under the Company's 1999 Performance Equity Plan to purchase 100,000 shares of common stock at a price equal to the price of the options to be granted to Mr. Victor Rivas on such date. The agreement evidencing such options shall be substantially in the form of Administrator's Stock Option Agreement dated August 24, 1999.

         5. All options granted to the Administrator under 3(G) of the Agreement shall become exercisable in full at the Closing and remain exercisable until August 23, 2009.

         6. Section 6 of the Agreement shall survive termination of Administrator's employment, but section 6(B) shall be amended to read as follows: "The Administrator agrees that if the Company has made and is continuing to make all required payments to him and/or on his behalf upon and after termination of his employment, then for a one year period commencing on the Closing, the Administrator shall neither directly and/or indirectly, for or on behalf of any business which competes with any of the Applicable Entities (as defined below) (a) solicit or hire any prior (within six (6) months of termination) or then current employee of the Company, Ladenburg Thalmann & Co. Inc. and/or the Parent nor any of their respective direct and/or indirect subsidiaries (collectively, the "Applicable Entities"), nor (b) solicit or transact any business with any prior (within six (6) months of termination) or then current customer and/or client of the Applicable Entities. In addition, the Administrator shall not attempt (directly and/or indirectly), to do anything either by himself or through others that he is prohibited from doing pursuant to this Section 6."

         7. The Administrator's and his dependents' participation in any and all life, disability, medical and dental insurance plans shall be continued, or equivalent benefits provided to him or them by the Company, through August 24, 2004, with medical insurance and complete out-of-pocket reimbursement benefits, consistent with past practices, through August 24, 2006, all at no cost to Administrator or his dependants.

         8. Parent shall pay the Administrator or the Administrator's designee the sum of $1,000 on each of the first 24 monthly anniversaries of the Closing.


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         9.       Until the two year anniversary of the Closing, the Company and the Parent shall provide the Administrator with (i) RAS, VPN and ILX access in the same manner as is currently being provided to him, and (ii) access to Webshell or similar broker tools to review his family's accounts, all at no cost to Administrator.

         10. Counsel for Parent shall prepare, at Parent's cost, all forms required to be filed by the Administrator with any regulatory agency or governmental body as a result of the Acquisition, this Agreement and the transactions contemplated thereby and hereby.

         11. Section 8 of the Agreement shall survive termination of the Administrator's employment; provided, however, that to the extent Section 8 of the Agreement is inconsistent with the Indemnification Agreement dated February 7, 2001 between Administrator and the Parent, the Indemnification Agreement shall prevail.

         12. Sections 5(C) and 9-15 of the Agreement shall survive termination of Administrator's employment.

         13. Except as set forth herein, the Agreement and the First Amendment to the Agreement, dated as of February 8, 2001, shall terminate at, and be of no further force and effect from and after, the Closing.

         14. This Second Amendment to the Agreement shall become effective only upon the Closing. This Second Amendment to the Agreement shall become null and void on the termination of the Stock Purchase Agreement prior to the consummation of the transactions contemplated thereby.

         IN WITNESS WHEREOF, the parties have duly executed this Second Amendment to the Agreement as of April 24, 2001.

GBI CAPITAL PARTNERS INC.


       /s/ Joseph Berland                    /s/ David Thalheim
---------------------------------            ---------------------------------
Name:    Joseph Berland                          DAVID THALHEIM,
Title:                                           ADMINISTRATOR


GBI CAPITAL MANAGEMENT CORP.


  /s/ Joseph Berland
------------------------------
Name:    Joseph Berland
Title: